Exhibit 2.1

PLAN OF CONVERSION

THIS PLAN OF CONVERSION (this “Plan”) is adopted this 29th day of May, 2014, by Western Alliance Bancorporation, a Nevada corporation (“WAL Nevada”), for the purpose of converting WAL Nevada into a Delaware corporation to be known as Western Alliance Bancorporation (the “Resulting Entity”), in accordance with the provisions of the Nevada Revised Statutes and the Delaware General Corporation Law (the “Conversion”).

RECITALS

WHEREAS, the Board of Directors and shareholders of WAL Nevada have approved the Conversion; and

WHEREAS, in order to effect the Conversion, WAL Nevada has adopted this Plan for the purpose of setting forth the manner and terms on which WAL Nevada will continue its existence under the laws of the State of Delaware, including, without limitation, the method for effecting the Conversion and the manner and basis for converting WAL Nevada’s outstanding shares of stock into outstanding shares of stock of the Resulting Entity.

NOW, THEREFORE, BE IT KNOWN, that:

1.	Conversion. The name of the converting entity is Western Alliance Bancorporation. At the Effective Time (as defined below), WAL Nevada shall be converted into a Delaware corporation under the name Western Alliance Bancorporation.

2.	Effective Time. Provided that this Plan has not been terminated or deferred pursuant to Section 12 hereof, or unless another date and time is specified, the Conversion of WAL Nevada into the Resulting Entity shall be effective (the “Effective Time”) upon: (a) the filing of a duly executed Articles of Conversion with the Secretary of State of the State of Nevada; and (b) the filing with the Secretary of State of the State of Delaware of (i) a duly executed Certificate of Conversion, (ii) a duly executed Certificate of Incorporation of the Resulting Entity in the form specified below, and (iii) a duly executed Certificate of Designation of the Non-Cumulative Perpetual Preferred Stock, Series B.

3.

Effect of Conversion. At the Effective Time, WAL Nevada shall continue its existence in the organizational form of the Resulting Entity. At the Effective Time, the Resulting Entity shall be formed as a corporation existing under the laws of the State of Delaware. Following the Conversion, the Resulting Entity shall, for all purposes of the laws of the State of Delaware and Nevada, be deemed to be the same entity as WAL Nevada. At the Effective Time, all of the rights, privileges and powers of WAL Nevada, and all property, real, personal and mixed, and all debts due to WAL Nevada, as well as all other things and causes of action belonging to WAL Nevada, shall remain vested in the Resulting Entity and shall be the property of the Resulting Entity and the title to any real property vested by deed or otherwise in WAL Nevada shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of WAL Nevada shall be preserved unimpaired, and all debts, liabilities and duties of WAL Nevada shall remain attached to the Resulting Entity, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a Delaware corporation. The rights, privileges, powers and interests in property of WAL Nevada, as well as the debts, liabilities and duties of WAL Nevada, shall not be deemed, as a consequence of the conversion, to have been transferred to the Resulting Entity for any purpose of the laws of the State of Delaware. The Conversion shall not be deemed to affect any obligations or liabilities of WAL Nevada incurred prior to the Effective Time or the personal liability of any person incurred prior thereto. WAL Nevada shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not be deemed to constitute a dissolution of WAL Nevada and shall constitute a continuation of the existence of Nevada in the form of a Delaware corporation.

4.	Governance and Other Matters Related to the Resulting Entity.

a.	Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Resulting Entity shall be as set forth in Exhibit A attached hereto (the “Certificate of Incorporation”) and shall be filed with the Secretary of State of the State of Delaware.

b.	Bylaws. At the Effective Time, the Bylaws of the Resulting Entity shall be as set forth in Exhibit B attached hereto (the “Bylaws”), and shall be adopted as such by the board of directors of the Resulting Entity. Thereafter, the Bylaws may be amended by the board of directors or the stockholders of the Resulting Entity as provided in the Bylaws and the Certificate of Incorporation, as applicable.

c.	Directors and Officers. At the Effective Time, all directors and officers of WAL Nevada immediately prior to the Effective Time shall become directors and officers, of the Resulting Entity, respectively, until the expiration of their respective terms of office and until their successors have been duly elected and have qualified, or until their earlier death, resignation or removal. After the Effective Time, the Resulting Entity and its board of directors shall take any necessary actions to cause each of such individuals to be appointed or to confirm such appointments.

5.	Effect of the Conversion on the Capital Stock of WAL Nevada. At the Effective Time, each one (1) outstanding share of WAL Nevada shall, without any action of the part of the holder thereof, be converted into a like class of one (1) validly issued, fully paid, and nonassessable share of the Resulting Entity. Following the Effective Time, all shares of WAL Nevada stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of WAL Nevada stock immediately prior to the Effective Time shall cease to have any rights with respect thereto. Attached hereto as Exhibit C is the Certificate of Designation of Non-Cumulative Perpetual Preferred Stock, Series B, which shall be filed with the Secretary of State of the State of Delaware.

6.	Stock Certificates. From and after the Effective Time, all of the outstanding certificates that prior to that time represented shares of WAL Nevada capital stock shall be deemed for all purposes to evidence ownership of and to represent the shares of the Resulting Entity capital stock into which the shares represented by such certificates have been converted as provided herein. The registered owner on the books and records of the Resulting Entity or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Resulting Entity or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of the Resulting Entity evidenced by such outstanding certificate as provided above.

7.

Employee Benefit and Compensation Plans. At the Effective Time, each employee benefit plan, incentive compensation plan, stock purchase plan, stock option agreement and other similar plans and agreements to which WAL Nevada is then a party shall be automatically assumed by, and continue to be the plan of, the Resulting Entity, without further action by WAL Nevada or the Resulting Entity or any other party thereto. To the extent any employee benefit plan, incentive compensation plan, stock option agreement or other similar plan provides for the issuance or purchase of, or otherwise relates to, shares of WAL Nevada’s capital stock, after the Effective Time, such plan or agreement shall be deemed to provide for the issuance or purchase of, or otherwise relate to, shares of the Resulting Entity’s capital stock.

8.	Filings, Licenses, Permits, Titled Property, Etc. As necessary, following the Effective Time, the Resulting Entity shall apply for new qualifications to conduct business (including as a foreign corporation), licenses, permits and similar authorizations on its behalf and in its own name in connection with the Conversion and to reflect the fact that it is a corporation duly formed and validly existing under the laws of the State of Delaware. As required or appropriate, following the Effective Time, all real, personal or intangible property of WAL Nevada which was titled or registered in the name of WAL Nevada shall be re-titled or re-registered, as applicable, in the name of the Resulting Entity by appropriate filings or notices to the appropriate parties (including, without limitation, any applicable governmental agencies).

9.	Further Assurances. If, at any time after the Effective Time, the Resulting Entity shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan to vest, perfect or confirm, of record or otherwise, in the Resulting Entity its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of WAL Nevada, or to otherwise carry out the purposes of this Plan, the Resulting Entity and its proper officers and directors (or their designees), are hereby authorized to execute and deliver, in the name and on behalf of WAL Nevada, all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of WAL Nevada, all such other acts and things necessary, desirable to vest, perfect or confirm, of record or otherwise, in the Resulting Entity its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of WAL Nevada, or to otherwise carry out the purposes of this Plan and the Conversion.

10.	Implementation and Interpretation; Termination and Amendment. This Plan shall be implemented and interpreted, prior to the Effective Time, by the board of directors of WAL Nevada and, upon the Effective Time, by the board of directors of the Resulting Entity, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of WAL Nevada or the Resulting Entity, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties.

11.	Amendment. This Plan may be amended or modified by the board of directors of WAL Nevada at any time prior to the Effective Time, provided that such an amendment shall not alter or change (a) the amount or kind of shares or other securities to be received hereunder by the shareholders of WAL Nevada, (b) any term of the Certificate of Incorporation or the Bylaws, other than changes permitted to be made without stockholder approval by the Delaware General Corporation Law, or (c) any of the terms and conditions of this Plan if such alteration or change would adversely affect the holders of any class or series of the stock of WAL Nevada.

12.

Termination or Deferral. At any time before the Effective Time, (a) this Plan may be terminated and the Conversion may be abandoned by action of the board of directors of WAL Nevada, notwithstanding the approval of this Plan by the shareholders of WAL Nevada, or (b) the consummation of the Conversion may be deferred for a reasonable period of time if, in the opinion of the board of directors of WAL Nevada, such action would be in the best interest of WAL Nevada and its shareholders. In the event of termination of this Plan, this Plan shall become void and of no effect and there shall be no liability on the part of WAL Nevada, its board of directors or shareholders with respect thereto.

13.	Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein.

14.	Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, WAL Nevada has caused this Plan to be executed by its duly authorized representative as of the date first written above.

WESTERN ALLIANCE BANCORPORATION,
a Nevada corporation

By:	/s/ Robert G. Sarver
Name:	Robert G. Sarver
Title:	Chairman and Chief Executive Officer

WESTERN ALLIANCE BANCORPORATION, a Delaware corporation

By:	/s/ Robert G. Sarver
Name:	Robert G. Sarver
Title:	Chairman and Chief Executive Officer